EXHIBIT 23.17

CONSENT OF AUDITORS, CORDOVANO & HONECK, LLP

July 14, 2006

Board of Directors

BlastGard International, Inc.

12900 Automobile Blvd., Suite D

Clearwater, Florida 33762

Dear Sirs:

With regard to the Registration Statement on Form SB-2, we consent to the incorporation of our report dated March 13, 2006 relating to the consolidated balance sheet of BlastGard International, Inc. as of December 31, 2005 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2005 and December 31, 2004.

We also consent to the use of our name in the section of the filing entitled “Experts.”

/s/ Cordovano and Honeck, LLP

Certified Public Accountants

Denver, Colorado